EXHIBIT 10.5

STOCK ACQUISITION AGREEMENT

This STOCK ACQUISITION AGREEMENT, dated as of January 13, 2001 (this "Agreement"), is made and entered into by and among BROWN & Brown, Inc., a Florida corporation ("Buyer"), and THOMAS K. HUVAL , a resident of the State of Louisiana, JOSEPH DWAYNE PONTIFF, a resident of the State of Louisiana, DALE F. HUVAL, a resident of the State of Louisiana (each a "Shareholder" and collectively, the "Shareholders").

Background

The Shareholders own all of the outstanding capital stock of Huval Management Company, Inc., a Louisiana corporation (the "Company"). The Company is engaged primarily in the insurance agency business in Lafayette, Louisiana. The Shareholders wish to transfer all of the outstanding shares of each of the Company to Buyer, and Buyer desires to acquire such shares, upon the terms and conditions expressed in this Agreement. It is the intent of the parties that this transaction qualify for accounting purposes as a pooling-of-interests transaction and as a tax-free exchange under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code").

THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follow:

Article 1

The Acquisition

Section 1.1 Acquisition and Transfer of Shares. On and subject to the terms and conditions of this Agreement, Buyer agrees to acquire all of the issued and outstanding shares of capital stock of the Company, as more fully set forth in Schedule 3.3 (collectively, the "Company Shares"), from the Shareholders and the Shareholders agree to transfer all of the Company Shares to Buyer, free and clear of all liens and encumbrances. The Company Shares shall be transferred to Buyer for the consideration specified in Section 1.2.

Section 1.2 Consideration. The consideration for the Company Shares shall be the issuance of shares of common stock of Buyer to the Shareholders. The number of shares of common stock of Buyer to be issued to the Shareholders shall be 1,015 (the "Buyer Shares"), which is an amount, rounded to the nearest whole number, equal to (a) $33,816.86 (the "Purchase Price"), divided by (b) $33.3042 (the "Average Price").

Section 1.3 Delivery of Buyer Shares. (a) The Buyer Shares shall be issued to the Shareholders as follows:

(i) ten percent (10%) of the Buyer Shares shall be pledged to Buyer as partial security for the indemnification obligations of the Shareholders under Article 8 hereof (the "Pledged Shares"). These Pledged Shares, subject to any reduction in number as may be necessary to satisfy the Shareholders' indemnification obligations, shall be delivered to the Shareholders one (1) year after the Closing Date, in accordance with the terms of the Pledge Agreement attached hereto as Exhibit 2.2(a)(iii).

(ii) The remainder of the Buyer Shares shall be delivered to the Shareholders at the Closing (as defined in Section 2.1 hereof). The total number of Buyer Shares to be issued to the Shareholders will be issued as follows: thirty-three and one-third percent (33 1/3%) of the shares will be issued to each of the Shareholders.

(b) The parties agree that the dollar value of each Buyer Share shall be the Average Price for all purposes in determining (i) the number of Buyer Shares to be issued under Section 1.2 hereof, (ii) the number of Buyer Shares to be pledged under this Section 1.3, or (iii) the number of Pledged Shares Buyer may withhold to satisfy an indemnifiable claim, notwithstanding the actual market value of such shares (in each case with respect to clauses (i), (ii) or (iii), as adjusted for any stock splits or stock dividends).

Section 1.4 Accounting and Tax Treatment. The parties agree (a) to structure this transaction as a tax-free exchange, and (b), as more fully described in Section 9.6 to this Agreement, to treat this transaction for accounting purposes as a pooling-of-interests transaction and to take all actions necessary to characterize the transaction as such.

Section 1.5 Registration of Buyer Shares. The Shareholders and Buyer shall have the rights and obligations set forth in the Registration Rights Addendum attached hereto with respect to the registration of the Buyer Shares for sale and other matters addressed therein.

Article 2

Closing, Items to be Delivered,

Further Assurances, and Effective Date

Section 2.1 Closing. The consummation of transactions contemplated under this Agreement (the "Closing") will take place at 9 a.m., local time, on January 13, 2001 (the "Closing Date "), at the offices of Huval Insurance Agency, Inc., located at 102 Asma Boulevard, Suite 300, Lafayette, Louisiana 70508, unless another date or place is agreed to in writing by the parties hereto.

Section 2.2 Closing Obligations. At the Closing:

(a) The Shareholders will deliver to Buyer:

(i) certificates representing the Company Shares to Buyer, properly endorsed for transfer or with executed stock powers attached, for transfer to Buyer;

(ii) a release in the form of Exhibit 2.2(a)(ii), executed by each of the Shareholders (the "Release");

(iii) a pledge agreement in the form of Exhibit 2.2(a)(iii), executed by each of the Shareholders (the "Pledge Agreement"), along with executed stock powers, with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange, in connection with the Pledged Shares;

(iv) written opinion of counsel dated as of the Closing Date in substantially the form of Exhibit 2.2(a)(iv) with only such changes therein as shall be in form and substance reasonably satisfactory to Buyer (the " Opinion of Shareholders' Counsel");

(v) employment agreements in the form of Exhibit 2.2(a)(v), executed by those Shareholders to whom Buyer has offered employment (collectively, "Shareholder Employment Agreements");

(vi) evidence to Buyer's satisfaction that the Company has terminated all of its Employee Benefits Plans (other than Employee Welfare Benefit Plans), with such termination effective prior to the Closing Date; and

(b) Buyer shall deliver to the Shareholders:

(i) certificates representing the number of Buyer Shares to be issued to the Shareholders at the Closing pursuant to Section 1.3(b) hereof;

(ii) written opinion of counsel dated as of the Closing Date in substantially the form of Exhibit 2.2(b)(ii) with only such changes therein as shall be in form and substance reasonably satisfactory to Buyer (the " Opinion of Buyer's Counsel"); and

(iii) the Shareholder Employment Agreements, executed by Buyer.

Section 2.4 Mutual Performance. At or prior to the Closing, the parties hereto shall also deliver to each other the agreements, certificates, and other documents and instruments referred to in Articles 6 and 7 hereof.

Section 2.5 Third Party Consents. To the extent that the Company Shares may not be transferred to Buyer hereunder without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to transfer the same if an attempted transfer would constitute a breach thereof or be unlawful, and the Shareholders, at their expense, shall use their best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted transfer would be ineffective or would impair Buyer's rights so that Buyer would not in effect acquire the benefit of all such rights, the Shareholders, to the maximum extent permitted by law, shall act after the Closing as Buyer's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

Section 2.6 Further Assurances. From time to time after the Closing, the Shareholders will execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may reasonably request in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, the Company Shares. Each of the parties hereto will cooperate with the others and execute and deliver to the other parties such other instruments and documents and take such other actions as may be reasonably requested from time to time by such other party as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

Section 2.7 Effective Date. The Effective Date of this Agreement and all related instruments executed at the Closing shall be the Closing Date.

Article 3

Representations and Warranties of the Shareholders

The Shareholders represent and warrant to Buyer as follows:

Section 3.1 Organization. The Company is a corporation organized and in good standing under the laws of Louisiana and its status is active. The Company has all requisite corporate power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its insurance agency business requires it to be so qualified.

Section 3.2 Authority. The Shareholders have the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholders and constitutes their valid and binding obligation, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, or similar laws from time to time in effect which offset creditors' rights generally, and general equitable principles.

Section 3.3 Capitalization. Schedule 3.3 sets forth the number and par value of the shares that each of the Shareholders holds in the Company. Collectively, the Company Shares constitute all of the issued and outstanding shares of capital stock of the Company. All of the Company Shares have been duly issued and are fully paid and nonassessable. All of the Company Shares are owned and held by the Shareholders, free and clear of all liens, encumbrances or other third-party rights of any kind whatsoever. There are no outstanding agreements, options, rights or privileges, whether preemptive or contractual, to acquire shares of capital stock or other securities of any of the Company.

Section 3.4 Corporate Records. The Shareholders have delivered to Buyer correct and complete copies of the Articles of Incorporation and Bylaws of each Company, each as amended to date. The minute books containing the records of meetings of the shareholders, board of directors, and any committees of the board of directors, the stock certificate books, and the stock record books of each Company are correct and complete and have been made available for inspection by Buyer. The Company is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws.

Section 3.5 Consents and Approvals; No Violations. Neither the execution, delivery or performance of this Agreement by the Shareholders nor the consummation by them of the transactions contemplated hereby nor compliance by them with any of the provisions hereof will (a) except with respect to any options or rights of first refusal in favor of the Company (which options or rights the Shareholders shall cause the Company to reject prior to Closing), conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of the Company, (b) except for any necessary filings with the Louisiana Secretary of State or Department of Insurance, require any filing with, or permit, authorization, consent, or approval of, any court, arbitral tribunal, administrative agency or commission, or other governmental or regulatory authority or agency (each a "Governmental Entity"), (c) except with respect to certain indebtedness which shall paid off in connection with the Closing, result in a violation or breach of, or constitute a default (or give rise to any right of termination, amendment, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, lease, license, agreement, or other instrument or obligation to which any of the Shareholders or the Company is a party or by which any of the Shareholders or the Company or any of their respective properties or assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Shareholders or the Company, or any of their respective properties or assets, except in the case of (c) or (d) above for violations, breaches or defaults that would not, individually or in the aggregate, have a material adverse effect on the Company or Buyer's ownership of the Company Shares.

Section 3.6 No Third Party Options. There are no existing agreements, options, commitments, or rights with, of or to any person to acquire any of the Company's securities, assets, properties or rights, or any interests therein.

Section 3.7 Financial Statements. The Shareholders have delivered to Buyer true and complete copies of the Company's consolidated balance sheet as of December 31, 2000 (the "Balance Sheet Date") and the related statement of income for the twelve (12) months then ended, all of which have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods involved. Such balance sheets fairly present the consolidated financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Company at the dates indicated and such statements of income fairly present the results of operations for the periods then ended. The Company's financial books and records are accurate and complete in all material respects.

Section 3.8 Absence of Certain Changes. Since the Balance Sheet Date, there have been no events or changes having a material adverse effect on the assets, liabilities, financial condition or operations of the Company or, to the Shareholders' or the Company's Knowledge (as defined in Section 10.2 of this Agreement), on the future prospects of the Company. Since the Balance Sheet Date, no Company has made any distributions or payments to any of the Shareholders (other than normal compensation that may have been paid to the Shareholders in their capacity as bona fide employees) and has not entered into any agreements other than in the ordinary course of business. Since the Balance Sheet Date, each Company has carried on business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and has not taken any unusual actions in contemplation of this transaction except to the extent that Buyer has given its prior specific consent.

Section 3.9 Assets. (a) Except as set forth in Schedule 3.9(a)-(1), the Company owns and holds, free and clear of any lien, charge, pledge, security interest, restriction, encumbrance or third-party interests of any kind whatsoever (including insurance company payables), sole and exclusive right, title, and interests in and to the customer expiration records for those customers listed in Schedule 3.9(a)-(2), together with the exclusive right to use such records and all customer accounts, copies of insurance policies and contracts in force, and all files, invoices and records pertaining to the customers, their contracts and insurance policies, and all related information. All customer accounts listed in Schedule 3.9(a)-(2) represent current customers of the Company and none of such accounts has been cancelled or transferred as of the date hereof.

(b) The name "The Huval Companies" is the only trade name used by the Company within the past three (3) years. No party has filed a claim during the past three (3) years against the Company alleging that it has violated, infringed on or otherwise improperly used the intellectual property rights of such party, or, if so, the claim has been settled with no existing liability to the Company and, to the Knowledge of the Shareholders or the Company, the Company has not violated or infringed any trademark, trade name, service mark, service name, patent, copyright or trade secret held by others.

(c) The computer software of the Company performs in a manner sufficient to operate the businesses of the Company as such businesses have historically been operated. The Shareholders have delivered to Buyer complete and correct copies of all user and technical documentation related to such software.

(d) The Company owns or leases all tangible assets necessary for the conduct of its business. All equipment, inventory, furniture and other assets owned or used by the Company in its business are in a state of good repair and maintenance, having regard for the purposes of which they are used, and the purposes for which such assets are used and for which they are held by the Company are not in violation of any statute, regulation, covenant or restriction. The Company owns or leases all office furniture, fixtures and equipment in its respective office locations.

(e) All notes and accounts receivables of the Company are reflected properly on its books and records, are valid receivables subject to no set-offs or counterclaims either asserted to date or of which the Shareholders or the Company has Knowledge, are presently current and collectible, net of reserves for bad debt, and will be collected in accordance with their terms at their recorded amounts. All of the Company's accounts payable, including accounts payable to insurance carriers, are current and reflected properly on the Company's books and records, and will be paid in accordance with their terms at their recorded amounts.

Section 3.10 Undisclosed Liabilities. The Company has no liabilities, and, to the Shareholders' or the Company's Knowledge, there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against the Company giving rise to any liability, except (a) those liabilities reflected in the December 31, 2000 consolidated balance sheet of the Company, (b) liabilities which have arisen after the Balance Sheet Date in the ordinary course of business (none of which relates to any claim asserted with respect to any breach of contract, breach of warranty, tort, infringement, or violation of law, or arose from any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand), or (c) Incurred-But-Not-Reported (IBNR) health insurance claims by any plan participants. The Company has not guaranteed the obligations of any third party, including, without limitation, guarantees relating to premium financing on behalf of its customers.

Section 3.11 Litigation and Claims. Except as disclosed in Schedule 3.11, there is no suit, claim, action, proceeding or investigation pending or, to the Shareholders' or the Company's Knowledge, threatened against the Company, and there is no basis for such a suit, claim, action, proceeding or investigation. The Company is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have an adverse effect on the Company or would prevent the Shareholders from consummating the transactions contemplated hereby. No voluntary or involuntary petition in bankruptcy, receivership, insolvency, or reorganization with respect to the Shareholders or the Company has been filed by or, to the Knowledge of the Shareholders or the Company, against the Shareholders or the Company, nor will the Shareholders or the Company file such a petition prior to the Closing Date or for one hundred (100) days thereafter, and if such petition is filed by others, the same will be promptly discharged. Each of the Shareholders is solvent on the date hereof and will be solvent on the Closing Date. Neither the Shareholders nor the Company has, and at the Closing Date will not have, made any assignment for the benefit of creditors, or admitted in writing insolvency or that its property at fair valuation will not be sufficient to pay its debts, nor will the Shareholders permit any judgment, execution, attachment, or levy against them or their properties to remain outstanding or unsatisfied for more than ten (10) days.

Section 3.12 Compliance with Applicable Law. The Company holds all permits, licenses, variances, exemptions, orders, and approvals of all Governmental Entities necessary for the lawful conduct of its business (collectively, the "Permits"). The Company is in compliance with the terms of the Permits, except where the failure to comply would not have an adverse effect. The Company is not conducting business in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations that individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have an adverse effect on its business. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company is pending or, to the Knowledge of the Shareholders or the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

Section 3.13 Tax Returns and Audits. The Company has timely filed all federal, state, local and foreign tax returns required to be filed by it or has paid or made provision for the payment of any penalty or interests arising from the late filing of any such return, has correctly reflected all taxes required to be shown thereon, and the Company has fully paid or made adequate provision for the payment of all taxes that have been incurred or are due and payable pursuant to such returns or pursuant to any assessment with respect to taxes in such jurisdictions, whether or not in connection with such returns. There are no circumstances or pending questions relating to Known potential tax liabilities nor claims asserted for taxes or assessments of the Company that, if adversely determined, could result in a tax liability arising out of any pre-Closing actions, omissions or other circumstances that may be assessed during any period prior to, including, or beginning after the Closing Date or on the Company's pre-Closing practices in computing or reporting taxes. To the Shareholders' or the Company's Knowledge, no federal income tax or information return for the Company is currently the subject of an audit by the Internal Revenue Service. The Company has not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

Section 3.14 Contracts. (a) Schedule 3.14 lists all material contracts, agreements and other written arrangements to which the Company is a party, including, without limitation, the following:

(i) any written arrangement (or group of written arrangements) for the furnishing or receipt of services that calls for performance over a period of more than one (1) year;

(ii) any written arrangement concerning a partnership or joint venture;

(iii) any written arrangement (or group of written arrangements) under which the Company has created, incurred or assumed or may create, incur or assume indebtedness (including capitalized lease obligations) involving more than $10,000 or under which it has imposed (or may impose) a security interest on any of its assets, tangible or intangible;

(iv) any employment agreement;

(v) any written arrangement concerning confidentiality or non-competition;

(vi) any written arrangement involving the Company and its present or former affiliates, officers, directors or shareholders;

(vii) any written arrangement under which the consequences of a default or termination could have a material adverse effect on the assets, liabilities, business, financial condition, operations or future prospects of the Company; or

(viii) any other written arrangement (or group of related arrangements) either involving more than $10,000 or not entered into in the ordinary course of business.

(b) The Company is not a party to any verbal contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Schedule 3.14. The Shareholders have delivered to Buyer a correct and complete copy of each written arrangement, as amended to date, listed in Schedule 3.14. Each such contract, agreement and written arrangement is valid and enforceable in accordance with its terms, and no party is in default under any provision thereof.

Section 3.15 Non-Solicitation Covenants. The Company is not a party to any agreement that restricts its ability to compete in the insurance agency industry or solicit specific insurance accounts.

Section 3.16 Insurance Policies. Schedule 3.16 sets forth a complete and correct list of all insurance policies held by the Company with respect to its business, and true and complete copies of such policies have been delivered to Buyer. The Company has complied with all the provisions of such policies and the policies are in full force and effect.

Section 3.17 Errors and Omissions. The Company has not incurred any liability or taken or failed to take any action that may reasonably be expected to result in a liability for errors or omissions in the conduct of its insurance business, except such liabilities as are fully covered by insurance. All errors and omissions lawsuits and claims currently pending or threatened against the Company are set forth in Schedule 3.11. The Company has errors and omissions (E&O) insurance coverage in force, with minimum liability limits of $3 million per claim and $6 million aggregate, with a deductible of $10,000 per claim and $10,000 aggregate, and the Shareholders will provide to Buyer a certificate of insurance evidencing such coverage prior to or on the Closing Date. The Company has had the same or higher levels of coverage continuously in effect for at least the past five (5) years (or, if a period shorter than five (5) years, since the Company's inception).

Section 3.18 Employees. Except as disclosed in Schedule 3.14, all employees of the Company are employees at will, and the Company is not a party to any written contract of employment. None of the Company's employees is currently being treated for a major medical condition.

Section 3.19 Employee Benefit Plans. Schedule 3.19 lists each Employee Benefit Plan (as defined below) that the Company or any trade or business, whether or not incorporated, that together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA (as defined below) (a "Company ERISA Affiliate") maintains or to which the Company or the Company ERISA Affiliate contributes.

(a) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws. No such Employee Benefit Plan is under audit by the Internal Revenue Service or the Department of Labor.

(b) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1s, and summary plan descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan that is an "Employee Welfare Benefit Plan" as such term is defined in ERISA Section 3(1).

(c) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid to each such Employee Benefit Plan that is an "Employee Pension Benefit Plan" as such term is defined in ERISA Section 3(2), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(d) Each such Employee Benefit Plan that is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Section 401(a) and has received, within the last two (2) years, a favorable determination letter from the Internal Revenue Service.

(e) The market value of assets under each such Employee Benefit Plan that is an Employee Pension Benefit Plan (other than any "Multiemployer Plan" as such term is defined in ERISA Section 3(37)) equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with Pension Benefit Guaranty Corporation ("PBGC") methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

(f) The Company has delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements that implement each such Employee Benefit Plan.

(g) With respect to each Employee Benefit Plan that the Company or the Company ERISA Affiliate maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute:

(i) No such Employee Benefit Plan that is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a "Reportable Event" (as such term is defined in ERISA Section 4043) as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of the Shareholders or the Company, threatened.

(ii) There have been no "Prohibited Transactions" as defined in ERISA Section 406 and Code Section 4975 with respect to any such Employee Benefit Plan. No "Fiduciary" as defined in ERISA Section 3(21) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Shareholders or the Company, threatened. None of the Shareholders and the directors and officers (and employees with responsibility for employee benefits matters) of the Company has any Knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

(iii) The Company has not incurred, and none of the Company, the Shareholders and the directors and officers (and employees with responsibility for employee benefits matters) of the Company has any reason to expect that the Company shall incur, any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any such Employee Benefit Plan that is an Employee Pension Benefit Plan.

(iv) Neither the Company nor the Company ERISA Affiliate contributes to, nor has ever been required to contribute to, any Multiemployer Plan or has any liability (including withdrawal liability) under any Multiemployer Plan.

(v) Neither the Company nor the Company ERISA Affiliate maintains or contributes, nor has ever maintained or contributed, or has ever been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

As used in this Agreement, the term "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

Section 3.20 Intellectual Property.

(a) The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property (as defined below) necessary or desirable for the operation of the businesses of the Company as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder shall be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. Each Company has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

(b) No Company has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Shareholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Shareholders or the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

(c) No Company has any patents issued in its name, or patent applications filed or pending. Schedule 3.20(c) identifies each license, agreement, or other permission the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Shareholders have delivered to Buyer correct and complete copies of all such registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 3.20(c) also identifies each trade name and registered or unregistered trademark or service mark used by the Company. With respect to each item of Intellectual Property required to be identified in Schedule 3.20(c):

(i) the Company possesses all right, title, and interest in and to the item, free and clear of any security interest, license, or other restriction;

(ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv) the Company has never agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(d) Schedule 3.20(d) identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission. The Shareholders have delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Schedule 3.20(d):

(i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(ii) the license, sublicense, agreement, or permission shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article 2 above);

(iii) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred that with notice or default or permit termination, modification, or acceleration thereunder;

(iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(v) with respect to each sublicense, the representations and warranties set forth in clauses (i) through (iv) above are true and correct with respect to the underlying license;

(vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Shareholders or the Company, is threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

(viii) Such Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(e) To the Knowledge of the Shareholders or the Company, no Company shall interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

As used in this Agreement the term "Intellectual Property" means (A) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (B) all trademarks, service marks, trade dress, logos, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (C) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (D) all mask works and all applications, registrations, and renewals in connection therewith, (E) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (F) all computer software (including data and related documentation), (G) all other proprietary rights, and (H) all copies and tangible embodiments thereof (in whatever form or medium).

Section 3.22 Environment, Health, and Safety.

(a) Each Company and its predecessors and affiliates have complied with all Environmental, Health, and Safety Laws (as defined below), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply. Without limiting the generality of the preceding sentence, each Company and its predecessors and affiliates has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations that are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables that are contained in, all Environmental, Health, and Safety Laws.

(b) The Company has no liability (and neither the Company or its predecessors and affiliates has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to, any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

(c) All properties and equipment used in the business of each Company and its predecessors and affiliates have been free of asbestos, polychlorinated biphenyls (PCBs), methylene chloride, trichloroethylene, 1, 2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances (as defined below).

(d) As used in this Agreement, the term:

(i) "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes;

(ii) "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended; and

(iii) "Hazardous Materials" means any "toxic substance" as defined in 15 U.S.C. Section 2601 et seq. on the date hereof, including materials designated on the date hereof as "hazardous substances" under 42 U.S.C. Section 9601 et seq. or other applicable laws, and toxic, radioactive, caustic, or otherwise hazardous substances, including petroleum and its derivatives, asbestos, PCBs, formaldehyde, chlordane and heptachlor.

Section 3.22 Accounting Matters. To the Knowledge of the Shareholders or the Company, no "Affiliate" (as defined below) of the Company has, during a period of thirty (30) days prior to the date of this Agreement, sold, pledged, hypothecated, or otherwise transferred or encumbered any capital stock of the Company held by such Affiliate. For purposes of this Agreement, the term "Affiliate" means any officer, director, or owner of ten percent (10%) or more of the voting capital stock of the Company.

Section 3.23 Securities Law Representations. (a) The Shareholders were granted access to the business premises, offices, properties, and business, corporate and financial books and records of Buyer. The Shareholders were permitted to examine the foregoing records, to question officers of Buyer, and to make such other investigations as they considered appropriate to determine or verify the business and financial condition of Buyer. Buyer furnished to the Shareholders all information regarding its business and affairs that the Shareholders requested, including, without limitation, (i) Buyer's annual report on Form 10-K for the year ended December 31, 1999, (ii) Buyer's Annual Report to Shareholders for the year ended December 31, 1999, (iii) the Proxy Statement for Buyer's 2000 Annual Meeting of Shareholders, and (iv) Buyer's quarterly reports on Form 10-Q for the three (3) months ended March 31, June 30, and September 30, 2000, respectively.

(b) Each Shareholder recognizes that the Buyer Shares will, when issued, not be registered under the Securities Act of 1933, as amended (the "Securities Act") and will therefore, unless and until a registration statement with respect to the Buyers Shares is declared effective by the Securities and Exchange Commission (the "SEC"), constitute "restricted securities" as defined pursuant to Rule 144(a)(3) under the Securities Act under which means, among other things, that the Shareholders generally will not be able to sell the Buyer Shares for a period of at least one (1) year following the Closing Date, and may not be sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of except in compliance with the Securities Act, as such, by way of illustration but without limitation, in compliance the safe harbor provisions of Rule 144; further, the legal consequences of the foregoing mean that the Shareholder must bear the economic risk of the investment in the Buyer Share for an indefinite period of time; further, if the Shareholder desires to sell or transfer all or any part of the Buyer Shares, Buyer may require the Shareholder's counsel to provide a legal opinion that the transfer may be made without registration under the Securities Act; further, other restrictions discussed elsewhere herein may be applicable; further, the Shareholder is subject to the restriction on transfer described herein and Buyer will issue stop transfer orders with Buyer's transfer agent to enforce such restrictions; further, the Buyer Shares will bear a legend restricting transfer; and further, the following paragraph, or language substantially equivalent thereto, will be inserted in or stamped on the certificates evidencing the same:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND SUCH SHARES HAVE BEEN ACQUIRED FOR INVESTMENT. THIS STOCK MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING THE SAME UNDER THE SECURITIES ACT OF 1933 OR OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE SECURITIES LAWS.

(c) Because of their considerable knowledge and experience in financial and business matters, each of the Shareholders is able to evaluate the merits, risks, and other factors bearing on the suitability of the Buyer Shares as an investment. Each of the Shareholders, individually or by virtue of a "purchaser representative" (as defined pursuant to Rule 501(h) under the Securities Act), qualifies as an "accredited investor" as defined under Rule 501(a) under the Securities Act .

(d) Each Shareholder's annual income and net worth are such that he or she would not now be, and does not contemplate being, required to dispose of any investment in the Buyer Shares, including the risk of losing all or any part of his investment and the inability to sell, transfer, pledge, or otherwise dispose of any of the Buyer Shares for an indefinite period.

(e) The Shareholder's acquisition of the Buyer Shares will be solely for his own account, as principal, for investment, and not with a view to, or for resale in connection with, any underwriting or distribution.

Section 3.24 No Misrepresentations. None of the representations and warranties of the Shareholders set forth in this Agreement or in the attached Schedules, notwithstanding any investigation thereof by Buyer, contains any untrue statement of a material fact, or omits the statement of any material fact necessary to render the statements made not misleading.

Article 4

Representations and Warranties of Buyer

Buyer represents and warrants to the Shareholders as follows:

Section 4.1 Organization. Buyer is a corporation organized under the laws of Florida and its status is active. Buyer has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and be in good standing would not in the aggregate have a material adverse effect.

Section 4.2 Authority. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceeding on the part of Buyer is necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by Buyer and constitutes its valid and binding obligation, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect which offset creditors' rights generally and general equitable principles.

Section 4.3 Consents and Approvals; No Violations. Neither the execution, delivery or performance of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Buyer, (b) require any filing with, or permit authorization, consent, or approval of, any Governmental Entity, except where the failure to obtain such permits, authorizations, consents, or approvals or to make such filings would not have a material adverse effect, (c) result in a violation or breach of, or constitute a default (or give rise to any right of termination, amendment, cancellation, or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or its properties or assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties or assets, except in the case of (c) or (d) above for violations, breaches or defaults that would not, individually or in the aggregate, have a material adverse effect.

Section 4.4 SEC Reports and Financial Statements. Buyer has filed with the SEC, and has heretofore made available to the Shareholders true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1999 under the Securities Exchange Act of 1934 (the "Exchange Act") or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Buyer SEC Documents"). The Buyer SEC Documents, including without limitation any financial statements and schedules included therein, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of Buyer included in the Buyer SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Buyer and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

Section 4.5 Absence of Certain Changes. Except as disclosed in the Buyer SEC Documents, since December 31, 1999, there have been no events, changes or events having, individually or in the aggregate, a material adverse effect on Buyer.

Section 4.6 No Undisclosed Liabilities. Except as and to the extent set forth in Buyer's Quarterly Report on Form 10-Q for the period ended September 30, 2000, as of September 30, 2000, Buyer had no liabilities or obligations, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Buyer and its subsidiaries. Since September 30, 2000, Buyer has not incurred any liabilities, whether or not accrued, contingent or otherwise, outside the ordinary course of business or that would have, individually or in the aggregate, a material adverse effect on Buyer.

Section 4.7 Litigation. Except as disclosed in the Buyer SEC Documents filed prior to the date of this Agreement, there is no suit, claim, action, proceeding or investigation pending or, to the best Knowledge of Buyer, threatened against Buyer or any of its subsidiaries before any Governmental Entity that, individually or in the aggregate, is reasonably likely to have a material adverse effect on Buyer or would prevent Buyer from consummating the transactions contemplated by this Agreement. Except as disclosed in the Buyer SEC Documents, neither Buyer nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have a material adverse effect on Buyer or would prevent Buyer from consummating the transactions contemplated hereby.

Section 4.8 Accounting Matters. To the best Knowledge of Buyer, neither Buyer nor any of its affiliates has through the date of this Agreement taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent the parties from accounting for the transaction to be effected by this Agreement as a pooling of interests.

Section 4.9 Errors and Omissions. Buyer has not incurred any material liability or taken or failed to take any action that may reasonably be expected to result in a material liability for errors or omissions in the conduct of its insurance business, except such liabilities as are fully covered by insurance and those disclosed in the Buyer SEC Documents. Buyer has errors and omission (E&O) insurance coverage in force, with minimum liability limits of $35,000,000.00 per occurrence and $35,000,000.00 aggregate, with a deductible of $250,000.00.

Section 4.10 Securities Law Representations. (a) Buyer was granted access to the business premises, offices, properties, and business, corporate and financial books and records of the Company. Buyer was permitted to examine the foregoing records, to question officers of the Company, and to make such other investigations as it considered appropriate to determine or verify the business and financial condition of the Company. The Shareholders furnished to Buyer all information regarding the business and affairs of the Company that Buyer requested.

(b) Because of its considerable knowledge and experience in financial and business matters, Buyer is able to evaluate the merits, risks, and other factors bearing on the suitability of the Company Shares as an investment. Buyer qualifies as an "accredited investor" as defined under Rule 501(a) under the Securities Act.

(c) Buyer's annual income and net worth are such that it would not now be, and does not contemplate being, required to dispose of any investment in the Company Shares, including the risk of losing all or any part of its investment and the inability to sell, transfer, pledge, or otherwise dispose of any of the Company Shares for an indefinite period. Buyer recognizes that the Company Shares will not be registered under the Securities Act of 1933 and will therefore constitute "restricted securities," which means, among other things, that Buyer generally will not be able to sell the Company Shares for a period of at least one (1) year following the Closing Date.

(d) Buyer's acquisition of the Company Shares will be solely for its own account, as principal, for investment, and not with a view to, or for resale in connection with, any underwriting or distribution.

Article 5

[INTENTIONALLY OMITTED]

Article 6

Additional Agreements

Section 6.1 Access to Information. Upon reasonable notice, the Shareholders shall cause the Company to afford to the officers, employees, accountants, counsel, and other authorized representatives of Buyer full access, during the period prior to the Closing Date, to all of the properties, books, contracts, commitments, records, and senior management of the Company. Unless otherwise required by law, Buyer will hold any such information that is nonpublic in confidence, will not use such information in its business if the transaction does not close, and will promptly return such information if the transaction does not close. After the Closing, upon reasonable notice, Buyer shall cause the Company to afford to the Shareholders and their accountants, counsel and other authorized representatives of the Shareholders reasonable access to the properties, books, contracts, commitments, and records of the Company. Unless otherwise required by law or if necessary to do so in connection with any legal proceeding, or if required by any government or governmental agency or authority, the Shareholders will hold any such information that is nonpublic in confidence; provided, however, that nothing in this Section 6.1 shall be deemed or construed to impair or otherwise limit those covenants set forth in Section 6.13 hereof.

Section 6.2 Expenses. Whether or not the transaction is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Buyer, for itself, or the Company, on behalf of the Shareholders, for such incurred expenses.

Section 6.3 Brokers or Finders. Each of the parties represents, as to itself, its subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor, or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and each of the parties agrees to indemnify and hold the others harmless from and against any and all claims, liabilities, or obligations with respect to any fees, commissions, or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

Section 6.4 Additional Agreements; Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other parties.

Section 6.5 Accounting Matters. Each of the Shareholders agrees that they would each be deemed "Affiliates" of the Company (as such term is defined in Section 3.22 of this Agreement) and that, in order to preserve the pooling-of-interests treatment of this transaction, such Shareholder shall not sell, pledge, hypothecate, or otherwise transfer or encumber any Buyer Shares issued to such Shareholder under this Agreement until the final results of at least thirty (30) days of post-Closing combined operations have been published by Buyer, via the issuance of a quarterly earnings report or other means at Buyer's sole discretion.

Section 6.5 Non-Competition Covenants. Each of the Shareholders agrees that he or she shall not, directly or indirectly, for a period of two (2) years beginning on the Closing Date, engage in, or be or become the owner of an equity interest in, or otherwise consult with, be employed by, or participate in the business of, any entity (other than Buyer or the Company) engaged in the insurance agency business within the following Louisiana parishes: Acadia, Iberia, Lafayette, Lincoln, Saint Landry, Saint Martin, or Vermilion. The Shareholders acknowledge that the confidentiality and non-solicitation covenants to be contained in any employment agreements they may enter into with Buyer will be in addition to, and will not supersede or be subordinate to, the non-competition covenants contained in this Section 6.5. Notwithstanding anything in this Section 6.5, (a) the servicing by Dale F. Huval of any insurance or bond business of any kind for those accounts or customers of Huval Richard Insurance Agency, Inc. set forth in Schedule 3.9(a)-(2) (the "Richard Accounts") or (b) any indirect remuneration by Thomas K. Huval or Kathryn H. Pontiff in connection with the Richard Accounts, shall not be deemed a breach of this Section 6.5.

Section 6.6 Accounting Matters. Each of the Shareholders agrees that they would each be deemed "Affiliates" of the Companies (as such term is defined in Section 3.23 of this Agreement) and that, in order to preserve the pooling-of-interests treatment of this transaction, such Shareholder shall not sell, pledge, hypothecate, or otherwise transfer or encumber any Buyer Shares issued to such Shareholder under this Agreement until the final results of at least thirty (30) days of post-Closing combined operations have been published by Buyer, via the issuance of a quarterly earnings report or other means at Buyer's sole discretion.

Section 6.7 Remedy for Breach of Covenants. In the event of a breach of the provisions of Section 6.5 or 6.6, Buyer and the Company shall be entitled to injunctive relief as well as any other applicable remedies at law or in equity. Should a court of competent jurisdiction declare the covenants set forth in Section 6.5 or 6.6 unenforceable due to a unreasonable restriction, duration, geographical area or otherwise, the parties agree that such court shall be empowered and shall grant Buyer, the Company and their affiliates injunctive relief to the extent reasonably necessary to protect their respective interests. The Shareholders acknowledge that the covenants set forth in Sections 6.5 and 6.6 represent an important element of the value of the Company Shares and were a material inducement for Buyer to enter into this Agreement.

Section 6.8 Errors and Omissions Tail Coverage. On or prior to the Closing Date, the Shareholders shall cause the Company to purchase, at the Company's expense, a tail coverage extension on each Company's errors and omissions insurance policy. Such coverage shall extend for a period of at least three (3) years from the Closing Date, shall have the same coverages and deductibles currently in effect, and shall otherwise be in form reasonably acceptable to Buyer. A certificate of insurance evidencing such coverage shall be delivered to Buyer at or prior to Closing.

Section 6.9 Release. The Shareholders each agree on the Closing Date to execute and deliver the Release.

Section 6.10 Pledge Agreement. The parties agree on the Closing Date to enter into the Pledge Agreement.

Section 6.11 Shareholder Employment Agreements. Buyer and each of the Shareholders agree on the Closing Date to enter into the respective Shareholder Employment Agreements.

Section 6.12 Confidentiality. The parties agree to maintain the existence of this transaction and the terms hereof in confidence, until the earliest of the following circumstances occurs: (a) the parties mutually agree to release such information to the public; (b) Buyer or the Shareholders reasonably concludes that such disclosure is required by law; or (c) the Closing has occurred and ownership of the Company Shares has passed to Buyer.

Section 6.13 Preparation of Tax Return. The Shareholders recognize that a year-to-date income tax return must be prepared and filed for each Company as a result of this transaction and that the Shareholders are primarily responsible for causing the preparation of this return; provided, however, that Buyer shall cause the Company to provide the Shareholders and their authorized representatives with reasonable access to the Company's books and records in order to prepare such return. The Shareholders therefore agree to cause the preparation of these returns in accordance with federal filing requirements, at the Company's expense, and deliver them to the Company in advance to review and file. Buyer and the Company shall be solely responsible for any changes they make to the returns prepared by the Shareholders.

Section 6.14 Removal of Restrictive Legend. Upon the Shareholders' written request, at the expiration of the applicable waiting period under Rule 144 (or if and when successfully registered for resale with the SEC), Buyer shall instruct its transfer agent to remove any restrictive legends on those certificates issued to the Shareholders evidencing the Buyer Shares.

Section 6.15 Release of Personal Guarantees. As of Closing, the Shareholders shall be deemed to be released from any personal guarantees made by such Shareholders with respect to any obligation of the Company. Buyer shall cooperate to have such Shareholders released by the Company's creditors from any such personal guarantees and shall indemnify such Shareholders from any Adverse Consequences (as defined in Section 8.2 hereof) arising from such personal guarantees, provided that such Adverse Consequences do not arise as a result of any default prior to the Closing Date by any such Shareholder under such personal guarantee.

Section 6.16 Release of Security Interests. On the Closing Date, the Shareholders shall deliver "payoff letters" from each Company's respective creditors, identifying the amount that must be paid to satisfy the Company's obligations to such creditor as of the Closing Date, and shall cause the Company to pay, with funds provided by Buyer, such amounts in full on the Closing Date. The Shareholders shall cooperate in obtaining releases from the Company's secured creditors of the their respective security interests promptly after Closing including, without limitation, causing its secured creditors to execute and file a UCC-3 financing statement in connection with its security interest described in Section 3.9(a).

Article 7

Conditions

Section 7.1 Conditions to Each Party's Obligation. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction prior to or on the Closing Date of the following conditions:

(a) Approvals. All authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure to obtain which would have a material adverse effect on the Company, shall have been filed, occurred, or been obtained.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transaction shall be in effect.

Section 7.2 Conditions to Obligations of Buyer. The obligation of Buyer to effect the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, unless waived by Buyer:

(a) Representations and Warranties. The representations and warranties of the Shareholders set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.

(b) Performance of Obligations by the Shareholders. The Shareholders shall have performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) Employment Agreements. Each employee of the Company that Buyer intends to retain shall have executed and delivered to Buyer a copy of Buyer's standard employment agreement, which contains confidentiality and non-solicitation provisions.

(d) Due Diligence. Buyer shall be satisfied, in its sole discretion, with the results of its due diligence investigation of the Company including, without limitation, Buyer's real estate and environmental due diligence with respect to the Real Property.

(e) Opinion of the Shareholders' Counsel. The Shareholders shall have delivered to Buyer a written opinion of counsel dated as of the Closing Date in substantially the form attached hereto as Exhibit 2.2(a)(iv) with only such changes therein as shall be in form and substance reasonably satisfactory to Buyer.

(f) Pledge Agreement. The Shareholders shall have executed and delivered to Buyer the Pledge Agreement, along with executed stock powers, with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange, in connection with the Pledged Shares.

(g) Release. Each Shareholder shall have executed and delivered to Buyer the Release.

(h) Adverse Changes. There shall have been no material adverse change to the business or financial condition of the Company since the Balance Sheet Date.

(i) Board Approval. Buyer's Board of Directors shall have approved this transaction and the issuance of the Buyer Shares to the Shareholders.

(j) Tangible Net Worth. Buyer shall be satisfied that the Company, on a consolidated basis, have Tangible Net Worth (as defined herein) as of the Closing Date of at least ten percent (10%) of the Company's consolidated Core Revenue for the twelve (12) month period ended July 31, 2000. For purposes of this Agreement, the term "Tangible Net Worth" shall be calculated as agreed between Buyer and the Shareholders, as set forth in Schedule 7.2(j).

(k) Appointment by Insurance Carriers. Buyer shall be satisfied that those insurance carriers of the Company that Buyer wishes to appoint Buyer as their agent are willing to do so as of the Closing Date.

(l) Termination of Employee Benefit Plans. Buyer shall be satisfied that each Company has properly terminated all of its Employee Benefit Plans (except for its Employee Welfare Benefit Plans), effective prior to the Closing Date.

(m) Termination of Liens and Encumbrances. Buyer shall be satisfied that all liens or other encumbrances on any of the Company Shares and the assets of the Company have been satisfied and released prior to Closing.

(n) Accounting and Tax Treatment; Securities Exemption. Buyer shall be satisfied that its acquisition of the Company Shares and related issuance of the Buyer Shares shall qualify (i) for treatment for accounting purposes as a pooling-of-interests transaction and (ii) for an exemption from registration under federal and state securities laws.

(o) Spousal Consents. Pursuant to Louisiana community property law, Buyer shall have received executed written consents to this Agreement and the transactions contemplated herein from the respective spouses of the Shareholders.

(p) Payoff of Company Debt. The Shareholders shall have delivered to Buyer "payoff" letters from the Company's creditors, and Buyer shall be satisfied that the obligation amounts set forth in such payoff letters have been paid in full by the Company.

(q) Waiver of Rights of First Refusal. The Shareholders shall have delivered to Buyer evidence satisfactory to Buyer in its sole discretion that any right of first refusal in favor of the Shareholders and/or any of the Company in connection with the sale of the Company's stock, whether pursuant to the Company's Articles of Incorporation or otherwise, have been waived by the Shareholders and/or the Company, as the case may be.

Section 7.3 Conditions to Obligation of the Shareholders. The obligations of the Shareholders to effect the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, unless waived by the Shareholders:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.

(b) Performance of Obligations by Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Opinion of Buyer's Counsel. Buyer's Assistant General Counsel shall have delivered to the Shareholders a written opinion dated as of the Closing Date in substantially the form attached hereto as Exhibit 2.2(b)(ii) with only such changes therein as shall be in form and substance reasonably satisfactory to the Shareholders.

Article 8

Indemnification

Section 8.1 Survival of Representations, Warranties, Indemnities and Covenants. The representations, warranties and indemnities set forth in this Agreement and any right to bring an action at law, in equity, or otherwise for any misrepresentation or breach of warranty under this Agreement shall survive for a period of one (1) year from the Closing Date. All post-closing covenants shall survive the Closing for the period specified in this Agreement or, if not specified, for a period of one (1) year following the Closing Date.

Section 8.2 Indemnification Provisions for the Benefit of Buyer. Subject to Section 8.4, the Shareholders, jointly and severally, agree to indemnify and hold Buyer, the Company and its officers, directors and affiliates harmless from and against (a) any amount of those accounts receivable of the Company aged as of the Closing Date over fifty-nine (59) days (the "Aged Accounts Receivable") which remain uncollected as of the one-year anniversary of the Closing Date, net of any reasonable reserve for bad debts, and (b) any and all Adverse Consequences (as defined below) any of such parties may suffer or incur resulting from, arising out of, relating to, or caused by (i) the material breach of any of the Shareholders' representations, warranties, obligations or covenants contained herein, or (ii) the operation of the Company's insurance agency business or ownership of the Company Shares by the Shareholders on or prior to the Closing Date, including, without limitation, any claims or lawsuits based on conduct of the Shareholders, the Company, or its officers, directors or affiliates, occurring before the Closing. For purposes of this Article 8, the phrase "Adverse Consequences" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), obligations, taxes, liens, losses, expenses, and fees, including all attorneys' fees and court costs.

Section 8.3 Indemnification Provisions for the Benefit of the Shareholders. Subject to Section 8.4, Buyer agrees to indemnify and hold the Shareholders harmless from and against any and all Adverse Consequences the Shareholders may suffer or incur resulting from, arising out of, relating to, or caused by (a) the material breach of any of Buyer's representations, warranties, obligations or covenants contained herein, or (b) the operation of the insurance agency business of the Company or ownership of the Company Shares by Buyer after the Closing Date, including, without limitation, any claims or lawsuits based on conduct of Buyer, the Company or its officers, directors or affiliates, occurring after the Closing.

Section 8.4 Maximum Indemnification Amount; Materiality Threshold. (a) Notwithstanding anything in this Article 8 to the contrary, no party (the Shareholders being considered one party for purposes of this Section 8.4) shall be liable for any otherwise indemnifiable obligations under this Article 8 to the extent such obligations in the aggregate exceed the Purchase Price.

(b) No party (the Shareholders collectively being considered one party for purposes of this Section 8.4) shall be entitled to indemnification hereunder with respect to any claim or claims unless and until the aggregate amount of the indemnified claim or claims exceeds $310.00. Once such party's claims exceed $310.00 in the aggregate, such party shall be entitled to be indemnified for the full amount of its claims to the extent such claims exceed such $310.00 aggregate amount.

Article 9

[INTENTIONALLY OMITTED]

Article 10

Miscellaneous

Section 10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (if confirmed), or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses or at such other address for a party as shall be specified by like notice:

(a) If to Buyer, to

Brown & Brown, Inc.

401 E. Jackson Street, Suite 1700

Tampa, Florida 33602

Telecopy No.: (813) 222-4464

Attn: Laurel L. Grammig, Esq.

(b) if to the Shareholders, to

Tommy Huval

102 Asma Boulevard

Lafayette, Louisiana 70508

Telecopy No.: (337) 234-5175

with a copy to

Breazeale, Sachse & Wilson, L.L.P.
Twenty-Third Floor, One American Place
Baton Rouge, Louisiana 70821
Telecopy No.: (225) 381-8029
Attn: Van R. Mayhall, Jr.

Section 10.2 Use of Term "Knowledge". With respect to the term "Knowledge" or "Known" as used herein: (a) an individual will be deemed to have "Knowledge" of a particular fact or other matter (or such fact or matter will be deemed "Known" if (i) such individual is actually aware of such fact or other matter, or (b) a prudent individual could be expected to discover or otherwise become of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter; and (b) a corporation will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, who has at any time in the twelve (12) months prior to the Closing Date served, as a director, officer, employee, executor, or trustee (or in any similar capacity) of such corporation has, or at any time had, Knowledge of such fact or other matter.

Section 10.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 10.4 Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 10.5 Assignment. Except as contemplated in Section 6.8 hereof, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

Section 10.6 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

Section 10.7 Joint Efforts. This Agreement is the result of the joint efforts and negotiations of the parties hereto, with each party being represented, or having the opportunity to be represented, by legal counsel of its own choice, and no singular party is the author or drafter of the provisions hereof. Each of the parties assumes joint responsibility for the form and composition of this Agreement and each party agrees that this Agreement shall be interpreted as though each of the parties participated equally in the composition of this Agreement and each and every provision and part hereof. The parties agree that the rule of judicial interpretation to the effect that any ambiguity or uncertainty contained in an agreement is to be construed against the party that drafted the agreement shall not be applied in the event of any disagreement or dispute arising out of this Agreement.

Section 10.8 Headings. All paragraph headings herein are inserted for convenience of reference only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

Section 10.9 Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be illegal, invalid or unenforceable, either in whole or in part, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of the remaining provisions or covenants, or any part thereof, all of which shall remain in full force and effect.

Section 10.10 Attorneys' Fees. The prevailing party in any proceeding brought to enforce the provisions of this Agreement shall be entitled to an award of reasonable attorneys' fees and costs incurred at both the trial and appellate levels incurred in enforcing its rights hereunder.

Section 10.11 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida without regard to conflicts of laws principles thereof.

IN WITNESS WHEREOF, the parties have signed or caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

BUYER:

BROWN & BROWN, INC.

By: /S/ THOMAS M. DONEGAN, JR.

Name: Thomas M. Donegan, Jr.

Title: Vice President

SHAREHOLDERS:

/S/ THOMAS K. HUVAL

Thomas K. Huval, individually

/S/ JOSEPH DWAYNE PONTIFF

Joseph Dwayne Pontiff, individually

/S/ DALE F. HUVAL

Dale F. Huval, individually

SCHEDULES AND EXHIBITS

Schedule 3.3: Capitalization

Schedule 3.11: Litigation and Claims

Schedule 3.14: Material Contracts

Schedule 3.16: Insurance Policies

Schedule 3.19: Employee Benefit Plans

Schedule 3.20(c): Owned Intellectual Property

Schedule 3.20(d): Licensed Intellectual Property

Schedule 7.2(j): Tangible Net Worth

Exhibit 2.2(a)(iii): Pledge Agreement

Exhibit 2.2(a)(ii): Release

Exhibit 2.2(a)(iv): Opinion of the Shareholders' Counsel

Exhibit 2.2(a)(v): Shareholder Employment Agreement

Exhibit 2.2(b)(ii): Opinion of Buyer's Counsel

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ADDENDUM TO STOCK PURCHASE AGREEMENT

REGISTRATION RIGHTS PROVISIONS

Section 1. Definitions.  As used in this Addendum, the following terms have the meanings specified below and include the plural as well as the singular:

"Common Stock" means the Company's common stock, par value $0.10 per share.

"Company" means Brown & Brown, Inc., a Florida corporation.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Governmental Authority" means any nation or government, any state or other political subdivision thereof and any court, panel, judge, board, bureau, commission, agency or other entity, body or other Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"NASD" means the National Association of Securities Dealers, Inc.

"Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

"Prospectus" means the prospectus included in any Registration Statement at the time the same becomes effective, as amended or supplemented by any prospectus supplement, including post-effective amendments and all material incorporated by reference in the prospectus.

"Registrable Shares" means the Sellers' Registrable Shares. All such securities shall cease to be Registrable Shares when they (i) have been distributed to the public pursuant to an offering registered under the Securities Act, (ii) become eligible to be sold to the public through a broker, dealer or market maker in compliance with Rule 144 under the Securities Act (or any similar rule then in force), or (iii) are sold by Sellers.

"Registration Expenses" means all expenses incident to the Company's performance of or compliance with this Addendum, including, without limitation, all SEC and stock exchange or NASD registration and filing fees and expenses, fees and expenses of compliance with securities or blue sky laws (including, without limitation, reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Shares), printing expenses, messenger and delivery expenses, the fees and expenses incurred in connection with the listing of the securities to be registered on each securities exchange or national market system on which similar securities issued by the Company are then listed, fees and disbursements of counsel for the Company and all independent certified public accountants (including the expenses of any annual audit, special audit, if necessary, and "cold comfort" letters required by or incident to such performance and compliance and the fees and expenses of any special experts retained by the Company); however, the Company shall not be responsible for any underwriting discounts or commissions, fees and expenses of counsel to Sellers or transfer taxes, if any, attributable to the sale of Sellers' Registrable Shares.

"Registration Statement" means any registration statement of the Company that covers any of the Registrable Shares pursuant to the provisions of this Addendum, including all pre-effective amendments and post-effective amendments thereto, the Prospectus and supplements thereto, all exhibits, and all materials incorporated by reference in the Registration Statement.

"SEC" means the Securities and Exchange Commission or any successor thereof.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Seller Representative" means Thomas K. Huval, or any other person designated in a writing signed by the Sellers and delivered to the Company in accordance with the notice provisions of the Stock Purchase Agreement, to act as their representative under this Addendum.

"Sellers" means the parties identified as "Shareholders" in the Stock Purchase Agreement.

"Stock Purchase Agreement" means the stock purchase agreement to which this Addendum is attached.

"Sellers' Registrable Shares" means all Common Stock issued to Sellers pursuant to the terms of the Stock Purchase Agreement and all Common Stock issued with respect to such Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, reorganization or otherwise.

Section 2. Registration Rights.

(a) The Company shall prepare and file a Registration Statement on or before March 31, 2001, providing for the sale of the Registrable Shares by the Sellers pursuant to Rule 415 of the Securities Act or any similar rule that may be adopted by the SEC; however, none of the Sellers shall sell, transfer, pledge or otherwise dispose of any Registrable Shares: (i) before the date on which financial results covering at least thirty (30) days of post-Closing Date (as defined in the Stock Purchase Agreement) combined operations of the Company and Huval Insurance Agency, Inc., Huval Insurance Agency of Abbeville, Inc., Huval Insurance Agency of Arnaudville, Inc., Huval Insurance Agency of Church Point, Inc, Huval Insurance Agency of Grand Coteau-Sunset, Inc., Huval Insurance Agency of Lafayette, Inc., Huval Insurance Agency of Loreauville, Inc., Huval Insurance Agency of New Iberia, Inc., Huval Insurance Agency of Opelousas, Inc., Huval Insurance Agency of Scott, Inc., Huval Management Company, Inc., and Insurance Programs Incorporated, each a Louisiana corporation, along with any subsidiaries thereof, have been published by the Company except as otherwise permitted by the Stock Purchase Agreement; (ii) if such sale, transfer, pledge or disposition would prevent the stock purchase pursuant to the Stock Purchase Agreement from being accounted for as a pooling-of-interests; or (iii) while such Registration Statement remains effective, during a period beginning fifteen (15) days before the end of each of the Company's fiscal quarters and ending on the second (2nd) business day following the next release by the Company to the public of quarterly or annual earnings. The Registration Statement may include other securities of the Company designated by the Company and may include securities of the Company being sold for the account of the Company or others.

(b) The provisions of this Section 2 will be subject to the following conditions:

(i) If at any time after the Company files a Registration Statement hereunder the Company decides to make a public offering of securities through one or more underwriters, and an underwriter selected by the Company to manage such proposed underwriting advises the Company that it believes that such underwritten offering could be adversely affected by the concurrent registered offering of Registrable Shares pursuant hereto, then the Company may delay or suspend the filing or effectiveness of such Registration Statement for no more than one hundred eighty (180) days and during such period none of the Sellers shall sell, transfer, pledge or otherwise dispose of any Registrable Shares.

(ii) If the Company, in its sole discretion, determines that the filing, maintenance of the effectiveness thereof or the fulfillment of any obligation it has hereunder to update, amend or supplement a Registration Statement would be detrimental to the Company, the Company shall have the right to defer the filing of a Registration Statement hereunder or delay or suspend the effectiveness thereof or suspend or delay fulfilling any obligation it has hereunder to update, amend or supplement a Registration Statement for the period for which such act would be detrimental, and during such period none of the Sellers shall sell, transfer, pledge or otherwise dispose of any Registrable Shares; provided, however, that such period may not exceed more than forty-five (45) days.

Section 3. Expenses. The Company will pay all Registration Expenses in connection with the registration pursuant to Section 2 of this Addendum, whether or not such registration becomes effective under the Securities Act. Notwithstanding the foregoing, Sellers shall pay all underwriting discounts and commissions, fees and expenses of counsel to the Sellers, and transfer taxes incurred in connection with any registration pursuant to Section 2.

Section 4. Registration Procedures.

(a) With respect to a registration pursuant to Section 2 of this Addendum, the Company, subject to subsection 2(b) above, will use reasonable efforts to promptly effect the registration of the Registrable Shares, and in connection therewith, the Company shall do the following:

(i) prepare and file with the SEC a Registration Statement on or before March 31, 2001, and use reasonable efforts to cause such Registration Statement to become effective;

(ii) prepare and file with the SEC such amendments and post-effective amendments and supplements to the Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement continually effective for a period expiring on the earlier of (A) the date there are no longer shares of Common Stock outstanding that constitute Registrable Shares or (B) one (1) year from the Closing Date (as defined in the Stock Purchase Agreement);

(iii) promptly notify Sellers, at any time when a Prospectus relating to Sellers' Registrable Shares covered by the Registration Statement is required to be delivered under the Securities Act, of the occurrence of any event as a result of which the Registration Statement or the Prospectus or any document incorporated therein contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading, and the Company shall promptly prepare and file with the SEC and furnish to Sellers a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the Sellers' Registrable Shares, such Prospectus shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(iv) use reasonable efforts to register or qualify the Registrable Shares covered by the Registration Statement for offer and sale under the securities or "blue sky" laws of each state and other U.S. jurisdiction as Sellers reasonably request in writing; however, the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to so qualify, (B) take any action that would subject it to general service of process in any jurisdiction where it would not otherwise be subject to such general service of process, or (C) subject itself to general taxation in any jurisdiction where it would not otherwise be subject; and

(v) use reasonable efforts to cause all Registrable Shares included in such Registration Statement to be listed on the New York Stock Exchange (or any other market on which the Common Stock is then listed).

(b) Sellers, upon receipt of any notice from the Company of the occurrence of any event of the kind described in clause (iii) of subsection 4(a) above, will forthwith discontinue disposition of the Sellers' Registrable Shares pursuant to the Registration Statement covering such Sellers' Registrable Shares until Seller's receipt of the copies of the supplemented or amended Prospectus contemplated by such subsection 4(a) and, if so directed by the Company, Sellers will deliver to the Company all copies, other than permanent file copies then in Sellers' possession, of the most recent Prospectus covering such Sellers' Registrable Shares at the time of receipt of such notice. Seller, upon receipt of any notice from the Company of the issuance of any stop order or blue sky order will forthwith, in the case of any stop order, discontinue disposition of the Sellers' Registrable Shares pursuant to the Registration Statement covering such Sellers' Registrable Shares or, in the case of any blue sky order, discontinue disposition of the Sellers' Registrable Shares in the applicable jurisdiction, until advised in writing of the lifting or withdrawal of such order.

Section 5. Indemnification.

(a) Indemnification by the Company. The Company shall indemnify and hold harmless Sellers, against any and all losses, claims, damages or liabilities, joint or several, and expenses to which any of them may become subject under the Securities Act, the Exchange Act or other federal or state law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expenses arise out of or are based upon (i) any materially untrue statement or alleged untrue statement of any material fact contained in any Registration Statement or Prospectus, or (ii) any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; however, the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense (x) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement or Prospectus in reliance upon and in conformity with written information furnished to the Company by or on behalf of Sellers specifically for use in the Registration Statement or Prospectus, or (y) results from the fact that a Seller sold Registrable Shares to a Person to whom there was not sent or given, at or before the written confirmation of such sale, a copy of the Prospectus, if the Company had previously made available to such Seller copies thereof and such Prospectus, as then amended or supplemented, corrected such misstatement or omission, or (z) results from a Seller breaching one or more of its obligations hereunder.

(b) Indemnification by Sellers. Sellers will indemnify and hold harmless (in the same manner and to the same extent as set forth in subsection 5(a), including, without limitation, clauses (y) and (z) of the proviso set forth therein) the Company and its directors, officers and controlling persons, each other party registering securities under a Registration Statement and each underwriter, dealer manager or similar securities industry professional participating in the distribution of Seller's Registrable Shares and such securities industry professional's respective directors, officers, partners and controlling persons and any other party offering securities under such Registration Statement, (i) with respect to any statement or alleged statement in or omission or alleged omission from such Registration Statement or Prospectus if such statement or alleged statement or omission or alleged omission was made in reliance upon information furnished to the Company by or on behalf of Sellers for use in such Registration Statement or Prospectus, (ii) results from the fact that Sellers sold Sellers' Registrable Shares to a Person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the Prospectus if the Company had previously furnished copies thereof to Sellers and such Prospectus, as then amended or supplemented, corrected such misstatements or omission, or (iii) results from such Seller breaching one or more of its obligations hereunder. Sellers will reimburse the indemnified parties for any legal or other costs or expenses incurred in connection with defending any such loss, claim, damage, liability, action or proceeding.

(c) Notice of Claims, etc. Promptly after receipt by an indemnified party under subsection 5(a) or (b) of notice of any claim or the commencement of any action or proceeding subject to indemnification thereunder, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under either of such subsections, promptly notify the indemnifying party in writing of the claim or the commencement of the action or proceeding; provided that the failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to an indemnified party under subsection 5(a) or (b) or otherwise, except to the extent the indemnifying party shall have been materially prejudiced by such failure to give notice. If any such claim, action or proceeding shall be brought against an indemnified party, and it shall timely notify the indemnifying party, the indemnifying party shall be entitled to participate in, and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim, action or proceeding, the indemnifying party shall not be liable to the indemnified party under, subsection 5(a) or (b) for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; however, such indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be the expense of such indemnified party unless (i) the indemnifying party has agreed to pay such fees and expenses, (ii) the indemnifying party shall have failed to assume the defense of such claim, action or proceeding or has failed to employ counsel reasonably satisfactory to such indemnified party in any such claim, action or proceeding, or (iii) the named parties to any such action or proceeding (including any impleaded parties) include both such indemnified party and the indemnifying party, and such indemnified party shall have been advised by counsel that there may be one or more legal defenses available to such indemnified party that are inconsistent or in conflict with those available to the indemnifying party (in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action or proceeding on behalf of such indemnified party), it being understood, however, that the indemnifying party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for such indemnified party and any other indemnified parties similarly situated, which firm shall be designated in writing by such indemnified parties. The indemnifying party shall not be liable for any settlement of any such action or proceeding effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent, or if there be a final judgment for the plaintiff in any such action or proceeding, the indemnifying party agrees to indemnify and hold harmless such indemnified parties from and against any loss or liability by reason of such settlement or judgment.

(d) Contribution. If the indemnification provided for in subsection 5(a) or (b) is unavailable or insufficient to hold harmless an indemnified party, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expenses referred to in subsection 5(a) or (b), (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and Sellers on other hand from the sale of the Sellers' Registrable Shares, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and Sellers on the other hand in connection with statements or omissions that resulted in such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and Sellers on the other hand shall be deemed to be in the same proportion as the total net proceeds from the issuance and sale of such Registrable Shares (before deducting expenses) received by the Company bear to the total compensation or profit (before deducting expenses) received or realized by Sellers of Sellers' Registrable Shares from the resale of such Registrable Shares. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or Sellers of Sellers' Registrable Shares and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and Sellers agree that it would not be just and equitable if contributions pursuant to this subsection 5(d) were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the first sentence of this subsection 5(d). The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expenses referred to in the first sentence of this subsection 5(d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any claim, action or proceeding (which shall be limited as provided in subsection 5(c) above if the indemnifying party has assumed the defense of any such action in accordance with the provisions thereof) that is the subject of this subsection 5(d). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding against such party in respect of which a claim for contribution may be made against an indemnifying party under this subsection 5(d), such indemnified party shall notify the indemnifying party in writing of the commencement thereof if the notice specified in subsection 5(c) above has not been given with respect to such action or proceeding; but the omission so to notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party under this subsection 5(d) or otherwise, except to the extent the indemnifying party shall have been materially prejudiced by such failure to give notice.

Section 6. Miscellaneous.

(a) Amendments and Waivers. No waiver, amendment, modification or supplement of any provision of this Addendum, including this subsection 6(a), shall be valid unless it is approved in writing by the Company and the Sellers' Representative.

(b) Assignment. Sellers shall not be entitled to assign or transfer any or all of their rights under this Addendum, whether by operation of law or otherwise.

(c) Termination. The provisions of this Addendum will terminate with respect to a Seller's Registrable Shares, other than the provisions of Section 5 hereof, which will survive any such termination, as to a Seller when he or she ceases to own Registrable Shares.

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